                                 Wyman-Gordon Company
                                 244 Worcester Street
                                       Box 8001
                               North Grafton, MA 01536

                                    March 26, 1999



PRIVATE AND CONFIDENTIAL

Precision Castparts Corporation
4650 S.W. Macadam Avenue
Portland, OR 97201

Attention:     Mr. William D. Larsson

Ladies and Gentlemen:

     Re:  CONFIDENTIALITY AND STANDSTILL AGREEMENT

     In connection with your consideration of a possible transaction (the "Transaction") with Wyman-Gordon Company and/or its subsidiaries, affiliates and divisions (collectively, with such subsidiaries, affiliates and divisions, the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to our furnishing such information to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat such information in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

     1. DEFINITION OF EVALUATION MATERIAL. The term "Evaluation Material" means any and all information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) that is furnished to you or to your Representatives now or in the future by or on behalf of the Company. In addition, "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations and other documents prepared by you or your Representatives which contain, reflect, are based upon or are generated from, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (a) is or becomes available to the public generally (other than as a result of


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Precision Castparts Corporation
March 26, 1999
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a disclosure by you or one of your Representatives), (b) was within your possession prior to the date hereof, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (c) becomes available to you on a non-confidential basis from a source other than the Company or one of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

     2.   USE OF EVALUATION MATERIAL AND CONFIDENTIALITY.

          (a) You hereby agree that you and your Representatives will use the Evaluation Material solely for the purpose of evaluating the Transaction, that the Evaluation Material will be kept confidential and that neither you nor any of your Representatives will disclose any of the Evaluation Material in any manner whatsoever; provided, however, that you may disclose Evaluation Material (i) to such of your Representatives who need such information for the sole purpose of evaluating the Transaction, who agree in writing to keep such information confidential and who are provided with a copy of this letter agreement and agree in writing to be bound by the terms hereof to the same extent as if they were parties hereto, and (ii) in all other cases, to the extent that the Company gives its prior written consent to such disclosure. You agree that you will be responsible for any breach of this letter agreement by any of your Representatives and you agree to take, at your sole expense, all necessary measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material (including, without limitation, the initiation of court proceedings).

          (b) The Evaluation Material may contain material information about the Company that has not been disclosed to the public generally. You understand that you and your Representatives could be subject to fines, penalties and other liabilities under applicable securities laws if you or any of your Representatives trades in the Company's common stock while in possession of any material, non-public information concerning the Company. You agree not to trade, and not to allow any of your Representatives who have access to the Evaluation Material to trade, in the Company's common stock, until such time as you or the Representatives, as applicable are no longer prohibited from trading in the Company's common stock under all applicable securities laws (whether because the Company has publicly disclosed all material information in the Evaluation Material, the Evaluation Material no longer

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Precision Castparts Corporation
March 26, 1999
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contains material, non-public information or otherwise).

          (c) In addition, you agree that, without the prior written consent of the Company, neither you nor any of your Representatives will disclose to any other person (including, without limitation, by issuing a press release or otherwise making any public statement) the fact that the Evaluation Material has been made available to you, the fact that discussions or negotiations are taking place concerning the Transaction, or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided, however, that you may make such disclosure as is required by law (in which event, to the extent practicable, you will consult with, and exercise in good faith all reasonable efforts to mutually agree with, the Company regarding the nature, extent and form of such disclosure). Subject to the second to last paragraph of Section 5, no request or proposal to amend, modify or waive any provision of this agreement shall be made or solicited except in a non-public and confidential manner. The term "person" as used in this letter agreement shall be interpreted broadly to include the media and any corporation, partnership, group, individual or other entity.

          (d) In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose (a) any of the Evaluation Material, (b) any information relating to your or any of your Representatives' opinion, judgment or recommendation concerning the Company, or (c) any other information supplied to you or any of your Representatives in the course of your or your Representatives' dealings with the Company, you shall provide the Company with prompt notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this letter agreement. If the Company waives compliance with the provisions of this letter agreement with respect to a specific request or requirement, you and your Representatives shall disclose only that portion of the Evaluation Material that is covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If, in the absence of a protective order or other remedy or a waiver by the Company, you or one of your Representatives is nonetheless, in the opinion of counsel, legally compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, you or such Representative may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed. Notwithstanding the foregoing, in the event that you or one of your Representatives discloses Evaluation Material under the terms of this subsection,


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Precision Castparts Corporation
March 26, 1999
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you and your Representatives shall exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

          (e) If you decide that you do not desire to proceed with the Transaction, you shall inform the Company of that decision immediately. In that case, or at any other time upon the request of the Company for any reason whatsoever, you shall deliver promptly to the Company all Evaluation Material furnished to you or any of your Representatives by or on behalf of the Company, together with all copies of such Evaluation Material in your possession or control or in the possession or control of any of your Representatives. In the event of such a decision not to proceed or request by the Company for the return of the Evaluation Material, you agree to destroy all other Evaluation Material prepared by you or any of your Representatives, together with all copies thereof (including, without limitation, electronic copies). Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     3.   ACCURACY OF EVALUATION MATERIAL.   You understand and acknowledge
that neither the Company nor any of its officers, directors, employees, agents or advisors, including Goldman, Sachs & Co.("Goldman Sachs"), makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its officers, directors, employees, agents or advisors, including Goldman Sachs, shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations and warranties that are made in a final definitive agreement regarding the Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

     4. ACCESS TO AND SOLICITATION OF EMPLOYEES. In consideration of the Company's provision of the Evaluation Material to you, you agree not to initiate or maintain contact with any officer, director, employee or agent of the Company regarding its business, operations, prospects or finances, except with the express written permission of the Company. It is understood that Goldman Sachs will arrange for appropriate contacts for due diligence purposes. You agree to submit or direct all (a) communications regarding the Transaction, (b) requests for additional information, (c) requests for facility tours or management meetings


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Precision Castparts Corporation
March 26, 1999
Page 5

and (d) discussions or questions regarding procedures, to Goldman Sachs. You further agree that, for a period of eighteen months from the date hereof, (a) without obtaining the prior written consent of the Company you and your affiliates will not employ or solicit to employ any individual currently serving as a director, officer, employee or agent of the Company, and who is identified by you as a result of your evaluation or otherwise in connection with the possible transactions; provided however that you shall not be prohibited from employing any such person who contacts you on his or her own initiative or through any general advertisements, and (b) none of you, your affiliates or your Representatives shall knowingly divert any business, customers or suppliers from the Company except under normal competitive conditions not involving use of the Evaluation Material.

     5. STANDSTILL. You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that neither you nor any person or entity directly or indirectly, through one or more intermediaries, controlling you or controlled by you or under common control with you, acting alone or as part of any group, will, for a period of eighteen months from the date of this agreement, directly or indirectly, unless specifically requested to do so in writing in advance by the Company:

          (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any of the assets or businesses of the Company or of any securities of the Company, or any rights or options to acquire any such ownership (including from a third party), or

          (b) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Company, or

          (c) form, join, or in any way participate in a "group" (within the meaning of Section 13d(3) of the Exchange Act) with respect to any voting securities of the Company, or

          (d) arrange, or in any way participate in, any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company, or

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Precision Castparts Corporation
March 26, 1999
Page 6

          (e) otherwise act, whether alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the Company or otherwise act, whether alone or in concert with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, or nominate any person as a Director of the Company who is not nominated by the then incumbent Directors, or propose any matter to be voted upon by the stockholders of the Company, or

          (f) solicit, negotiate with, or provide any information to, any person with respect to a merger, exchange offer or liquidation of the Company or any other acquisition of the Company, any acquisition or voting securities of or all or any portion of the assets of the Company, or any other similar transaction, or

          (g) announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing, or

          (h) disclose any intention, plan or arrangement inconsistent with the foregoing, or

          (i) advise, assist or encourage any other person in connection with any of the foregoing.

     In addition, you also agree during such eighteen month period not to (i) request that the Company (or any of its Representatives), directly or indirectly, amend or waive any provision of this Paragraph 5 (including this sentence) or (ii) take any action that might require the Company to make a public announcement regarding a possible transaction.

     If at any time during such eighteen month period you are approached by any third party concerning your or their participation in a transaction involving the assets or businesses of the Company or securities issued by the Company, you will promptly inform the Company of the nature of such transaction and the parties thereto.

Notwithstanding anything in this section (5) to the contrary, in the event there is a Competing Transaction with respect to the Company (or the Company enters into an agreement with respect to a Competing Transaction), the provisions of this paragraph (5) shall no longer apply to you. "Competing Transaction" shall mean with respect to the Company, (i) a merger or consolidation,


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Precision Castparts Corporation
March 26, 1999
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or any similar transaction, involving the Company, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Company and its subsidiaries taken as a whole, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company, (iv) commencement of a tender offer or exchange offer with respect to securities representing 20% or more of the voting power of the Company, or (v) any transaction in which there would be a change in the majority of the Board of Directors of the Company.

     6.   NO DEFINITIVE AGREEMENT/FREEDOM TO CHANGE PROCESS.     You
understand and agree that no contract or agreement providing for the Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement with respect thereto has been executed and delivered by you and the Company, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the Transaction unless and until you and the Company shall have entered into such a final definitive agreement. You also agree that, except for the matters specifically agreed to in this letter agreement, unless and until such a final definitive agreement regarding the Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to the Transaction. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time. You further understand that (a) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (b) the Company may change any procedures relating to such process or transaction at any time without notice to you or any other person, and (c) you shall have no claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any such transaction involving the Company.

     7. REMEDIES. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives, and that in addition to all other remedies available at law or equity, the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach, and you and your Representatives further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. In the

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Precision Castparts Corporation
March 26, 1999
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event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives has breached this letter agreement in a material respect, the court may, in its discretion, require you to, pay to the Company on demand the legal fees and expenses incurred by the Company in connection with such litigation, including any appeal therefrom.

     8. WAIVERS AND AMENDMENTS. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. No provision of this letter agreement can be amended without the specific written consent of the Company.

     9.   CHOICE OF LAW/CONSENT TO JURISDICTION.   The validity,
interpretation, performance and enforcement of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts. You hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts for any action, suit or proceeding arising out of or relating to this letter agreement or the Transaction, and you agree not to commence any action, suit or proceeding related thereto except in such courts. You further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in the courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. You further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court.

     10. SUCCESSORS AND ASSIGNS. This letter agreement shall inure to the benefit of and be enforceable by the Company and its successors.

     11. SEVERABILITY. In case provisions of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the letter agreement shall not in any way be affected or impaired thereby.

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Precision Castparts Corporation
March 26, 1999
Page 9

     12. COUNTERPARTS. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

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Precision Castparts Corporation
March 26, 1999
Page 10

      Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                   Very truly yours,

                                   WYMAN-GORDON COMPANY


                                   By: /s/ Wallace F. Whitney, Jr.
                                      ------------------------------
                                       Name: Wallace F. Whitney, Jr.
                                       Title: General Counsel



Accepted and agreed as of
March 26, 1999.



Precision Castparts


By: /s/ William D. Larsson
   --------------------------------
    Name: William D. Larsson
    Title: Vice President and Chief
           Financial Officer